Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (33-79894, 33-87104,  33-89642, 33-98806, 333-25879, 333-47821 333-85184 and 333-85186) on Form S-8 of Onsite Energy Corporation of our report dated August 7, 2001, relating to the consolidated balance sheet of Onsite Energy Corporation and subsidiaries as of June 30, 2001, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the year ended June 30, 2001 which report appears in the June 30, 2002 annual report on Form 10-KSB of Onsite Energy Corporation.

/s/ HEIN + ASSOCIATES LLP

Hein + Associates LLP
Certified Public Accountants

Orange, California
October 10, 2002